Exhibit 99.1

P.O. Box 25099 • Richmond, VA 23260 • Phone: (804) 359-9311 • Fax: (804) 254-3594

PRESS RELEASE

	C O N T A C T	R E L E A S E

Karen M. L. Whelan		10:15 a.m. ET
Phone:	(804) 359-9311
Fax:	(804) 254-3594
Email:	investor@universalleaf.com

Universal Leaf North America U.S. to Close Danville Processing Facility

Richmond, VA • December 13, 2005 / PRNEWSWIRE

Universal Leaf North America U.S., Inc. (the “Company”), a subsidiary of Universal Corporation (NYSE:UVV), today announced the closure of its leaf tobacco processing plant in Danville, Virginia. The Company will consolidate all of its United States flue-cured and burley leaf processing into its Nash County, North Carolina, facility.

Seventy-seven full-time positions and approximately 325 seasonal jobs will be affected by the decision to close the plant. The factory has already completed processing for the season. A number of the full-time salaried personnel will be offered jobs in the Company’s Nash County processing facility.

Although the amount has not yet been determined, the Company expects to record a restructuring charge for the closing and related severance costs during the quarter ended December 31, 2005. The book value of the Danville facility was approximately $31 million before the charge. The closure is expected to reduce annual cost for the consolidated group by about $10 million, before taxes, some of which will be realized in the remainder of fiscal year 2006.

W. Keith Brewer, President of the Company, said, “The decision to close the Danville facility was extremely difficult given our long history of operations there and the wrenching personnel issues involved. However, as a result of the sharp decline in domestic flue-cured and burley production since 2000, there is now processing overcapacity in the United States. Given the current crop sizes in the United States, we can accommodate all of our U.S. processing volumes in our Nash County facility,” said Brewer. He noted further that the Nash factory, which opened in August 2003, has exceeded the Company’s processing capacity expectations and delivered an exceptional quality product to domestic and international customers.

He added, “The employees at the Danville plant have served Universal very well for many years, and as a result of their efforts, the plant has had outstanding performance in recent processing seasons. Unfortunately, U.S. market conditions have forced us to make this difficult decision, and we will work to accomplish the closing in a manner that minimizes the disruption to the lives of our employees and to the Danville-Pittsylvania County area,” Brewer said.

Universal Corporation (NYSE-UVV) is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation’s gross revenues for the fiscal year that ended on March, 31 2005, were approximately $3.3 billion. For more information, visit Universal Corporation’s web site at www.universalcorp.com.

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